FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2014 SECOND QUARTER RESULTS

New York, New York, August 11, 2014: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the second quarter ended June 30, 2014.

Second Quarter 2014 Compared to Second Quarter 2013:

•	Net sales of ongoing brands (excluding Burberry brand sales) increased 22.1% to $118.2 million from $96.8 million; at comparable foreign currency exchange rates, net sales of ongoing brands increased 20.0%;
•	Reported net sales of $118.2 million were up 0.6% compared with $117.5 million in the 2013 second quarter when Burberry brand sales were included;
•	European-based operations generated sales of ongoing brands of $94.7 million, up 31.2% from $72.1 million;
•	Sales by U.S.-based operations were $23.5 million, compared to $24.7 million;
•	Gross margin was 57.6% of net sales, up from 54.1%;
•	S, G & A expense as a percentage of net sales was 46.8% compared to 47.4%;
•	Operating margin was 10.9% of net sales compared to 6.7% of net sales;
•	Net income attributable to Inter Parfums, Inc. was $6.1 million compared to $3.8 million; and,
•	Basic and diluted earnings per share were $0.20 compared to $0.12.

Jean Madar, Chairman & CEO of Inter Parfums commented, “With respect to European-based operations, new product launches and the continuing success of several established scents produced the 31.2% increase in second quarter sales of ongoing brands. Montblanc fits both categories as brand sales were up 88% due to the spring launch of Emblem coupled with the strong performance of the brand’s Legend fragrances. One of the highlights of 2014 was the debut of the Karl Lagerfeld fragrance duo which contributed approximately $4 million in incremental sales for the quarter. In addition, sales of existing collections by S.T. Dupont and Paul Smith, the Repetto signature scent, and Lanvin’s Eclat d’Arpège exceeded those of last year’s second quarter. Together these gains more than offset the 6% comparable quarter decline in Jimmy Choo brand sales; as previously noted, in last year’s second quarter, Jimmy Choo brand sales rose more than 40% driven by the launch of Flash. Later this fall, Jimmy Choo Man is unveiling, and with better than expected pre-orders, we anticipate that this new scent will be a catalyst for growth in brand sales.”

Mr. Madar continued, “The slight decline in U.S.-based sales was in great part attributable to the challenging comparison with last year’s second quarter when we commenced sales of Dunhill legacy fragrances. We expect brand momentum to build as Icon, our all new Dunhill scent, makes a selective debut late this year and rolls out more broadly in 2015. International distribution of Fatale and Fatale Pink for Agent Provocateur has been proceeding and we look forward to U.S. distribution later in the fall. While Anna Sui has been our leading brand in Asian markets, especially China, we will have another important name in that market when we introduce our inaugural fragrance collection for Shanghai Tang in China later this year, which is to be followed by a select international roll-out in 2015. While legacy Oscar de la Renta scents are included in 2014 sales, we believe our new women’s scent, which is scheduled to debut in 2015, will be an important catalyst for the brand.”

Inter Parfums, Inc. News Release	Page 2
August 11, 2014

Discussing first half sales by region, Mr. Madar also noted, “We are very pleased that growth occurred across nearly all geographic markets. Consolidated sales of ongoing brands in Western Europe and North America, our two largest markets, were up 28% and 19%, respectively. While Asian sales have been flat through the first half, sales in Central/South America are running nearly 52% ahead of 2013, and in the Middle East, they were up 30%. Although Eastern Europe represents a small portion of our business, conditions in Russia made that region the only down market through the first half of 2014.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc. stated, “As expected, gross margin in the second quarter of 2014 increased to 57.6% of sales. The increase was primarily attributable to the impact of the sale of our remaining Burberry inventory, at cost, during the second quarter of 2013. Additionally, selling, general and administrative expenses in the second quarter of 2014 were relatively unchanged as a percentage of sales from that in the 2013 period.”

Mr. Greenberg continued, “Our financial position remains very strong. We entered the second half with $409 million in working capital, including approximately $275 million in cash, cash equivalents and short-term investments and no long-term debt.”

2014 Guidance

Mr. Greenberg reaffirmed 2014 guidance stating, “We continue to expect net sales to come in at approximately $495 million, or 15% ahead of 2013 net sales of ongoing brands. Net income attributable to Inter Parfums, Inc. should be in the range of $0.93 to $0.95 per diluted share. Guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.12 per share will be paid on October 15, 2014 to shareholders of record on September 30, 2014.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 AM ET on Tuesday, August 12, 2014. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Inter Parfums’ website.

In the more than 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson. Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Inter Parfums, Inc. News Release	Page 3
August 11, 2014

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.

You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2013 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release constitutes important supplemental measures of operating performance, because it provides readers with more complete disclosure and facilitates a more accurate comparison of current results to historic results.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4
August 11, 2014

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net sales	$118,192	$117,485	$239,923	$331,296

Cost of sales	50,076	53,878	102,577	133,045

Gross margin	68,116	63,607	137,346	198,251

Selling, general and administrative expenses	55,265	55,708	107,073	123,376

Income from operations	12,851	7,899	30,273	74,875

Other expenses (income):
Interest expense	574	416	847	874
(Gain) loss on foreign currency	122	(461)	72	982
Interest income	(948)	(1,064)	(2,059)	(2,254)

	(252)	(1,109)	(1,140)	(398)

Income before income taxes	13,103	9,008	31,413	75,273

Income taxes	5,436	4,487	11,596	27,810

Net income	7,667	4,521	19,817	47,463

Less: Net income attributable to the noncontrolling interest	1,558	706	4,814	11,952

Net income attributable to Inter Parfums, Inc.	$6,109	$3,815	$15,003	$35,511

Earnings per share:

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.20	$0.12	$0.49	$1.16
Diluted	$0.20	$0.12	$0.48	$1.14

Weighted average number of shares outstanding:
Basic	30,938	30,748	30,919	30,717
Diluted	31,069	30,953	31,063	30,900

Dividends declared per share	$0.12	$0.12	$0.24	$0.24

Inter Parfums, Inc. News Release	Page 5
August 11, 2014

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$60,151	$125,650
Short-term investments	214,637	181,677
Accounts receivable, net	96,118	79,932
Inventories	125,530	117,347
Receivables, other	1,718	2,418
Other current assets	6,180	4,775
Income tax receivable	870	6,435
Deferred tax assets	5,274	7,257
Total current assets	510,478	525,491
Equipment and leasehold improvements, net	9,753	10,444
Trademarks, licenses and other intangible assets, net	112,562	116,243
Other assets	12,341	11,880
Total assets	$645,134	$664,058

LIABILITIES AND EQUITY
Current liabilities:
Loans payable – banks	$265	$6,104
Accounts payable, trade	58,329	56,736
Accrued expenses	37,046	58,333
Income taxes payable	2,580	1,270
Dividends payable	3,713	3,704
Total current liabilities	101,933	126,147
Deferred tax liability	2,584	2,555
Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 30,938,648 and 30,863,421 shares at June 30, 2014 and December 31, 2013, respectively	31	31
Additional paid-in capital	58,907	57,877
Retained earnings	367,093	359,459
Accumulated other comprehensive income	22,740	25,860
Treasury stock, at cost, 9,924,500 and 9,940,977 common shares at June 30, 2014 and December 31, 2013 respectively	(36,266)	(36,016)
Total Inter Parfums, Inc. shareholders’ equity	412,505	407,211
Noncontrolling interest	128,112	128,145
Total equity	540,617	535,356
Total liabilities and equity	$645,134	$664,058